EXHIBIT 23.1




Board of Directors
Mr. Mitchell Geisler, President
Pacific Gold Corp.
157 Adelaide Street West, Suite 600
Toronto, Ontario M5H4E7

Gentlemen:

We hereby consent to the incorporation by reference into Registration Statement 333-76226 of the audit report dated February 24, 2004 relating to the financial statements of the Company for the fiscal year ended December 31, 2003 appearing in this Report on Form 10KSB.

Malone & Bailey, PLLC
Houston, Texas

Dated:  March 3, 2004